                                                                     EXHIBIT 11

                            DAIN RAUSCHER CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
               (UNAUDITED, IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                             THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                                            ---------------------------      --------------------------
                                                               1999              1998           1999            1998
                                                            ---------------------------      --------------------------
BASIC EARNINGS PER SHARE:
   Net income..........................................     $   16,912     $     11,832      $   39,502     $    9,808
                                                            ----------     ------------      ----------     ----------
                                                            ----------     ------------      ----------     ----------


   Weighted average common shares outstanding..........         12,381           12,386          12,429         12,351
                                                            ----------     ------------      ----------     ----------
                                                            ----------     ------------      ----------     ----------

Basic earnings per share...............................     $     1.37     $       0.96      $     3.18     $     0.79
                                                            ----------     ------------      ----------     ----------
                                                            ----------     ------------      ----------     ----------



EARNINGS PER SHARE ASSUMING DILUTION:
   Net income..........................................     $   16,912     $     11,832      $   39,502     $    9,808
                                                            ----------     ------------      ----------     ----------
                                                            ----------     ------------      ----------     ----------

Weighted average number of common and dilutive potential common shares outstanding:

  Weighted average common shares outstanding..........          12,381           12,386          12,429         12,351
  Dilutive effect of stock options (net of tax
     benefits)........................................             451              518             375            557
  Shares credited to deferred compensation
     plan participants................................             594              295             547            274
                                                            ----------     ------------      ----------     ----------

Weighted average number of common and dilutive
      potential common shares outstanding..............         13,426           13,199          13,351         13,182
                                                            ----------     ------------      ----------     ----------
                                                            ----------     ------------      ----------     ----------

Diluted earnings per share.............................     $     1.26     $       0.90      $     2.96     $     0.74
                                                            ----------     ------------      ----------     ----------
                                                            ----------     ------------      ----------     ----------


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